EXHIBIT 99.1

                                     Contact: Cara O'Brien of Financial Dynamics
                                                                    212.850.5600
                                           Steve Feldman - CFO/ Barneys New York
                                                                    212.450.8613

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

   BARNEYS NEW YORK, INC. REPORTS RECORD SECOND QUARTER AND SIX MONTH RESULTS;
    COMP STORE SALES GROW 18%, EBITDA SURGES 99% AND NET INCOME IMPROVES OVER
                         $7.5 MILLION IN THE SIX MONTHS



New York, N.Y., August 24, 2004 - Barneys New York, Inc. today announced results for the second quarter and six months ended July 31, 2004.

Net sales for the second quarter increased 14.9% to $102.0 million from $88.7 million in the corresponding period last year. Comparable store sales increased 13.8%. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 94.3% to $9.3 million in the second quarter of 2004, compared to $4.8 million in the second quarter of fiscal 2003. Reversing a loss in the year ago period, net income rose to $0.9 million, or 6 cents per diluted share, for the second quarter, compared with a loss of $2.1 million and 15 cents per share in the year ago period.

Net sales for the six months ended July 31, 2004 increased 19.3% to $214.8 million from $180.1 million in the corresponding period last year. Comparable store sales increased 18.0%. EBITDA increased 99.5% to $19.8 million in the six months, compared to $9.9 million in the prior year period. Reversing a loss in the year ago period, net income rose to $4.4 million, or 30 cents per diluted share, for the six months, compared with a loss of $3.3 million and 23 cents per share in the year ago period.

"It's been an excellent six month performance," stated Howard Socol, Chairman, President and Chief Executive Officer. "Earnings improved over $7.5 million in the season. Our performance resulted from two solid quarters of double-digit comp store sales growth, improved full-price selling, and our continued focus on expense control." Mr. Socol continued, "Top merchandise categories were Men's and Women's Co-Op, along with Women's shoes, handbags, jewelry and Men's tailored clothing. The momentum in our Co-Op business is particularly exciting with the planned roll-out of our newest Co-Op stores on the Upper West Side of Manhattan and in Chicago, Costa Mesa, California and Atlanta, Georgia."

Mr. Socol added, "We are well positioned entering the fall season. Our inventory has never been fresher. Renovations in our Beverly Hills store are nearing completion and we are very excited about the recent unveiling of our new 2nd floor in our Madison Avenue store intensifying our Women's designer business. We have stepped up our marketing campaigns to support the sales growth initiatives of the Company and are very focused on holiday 2004. Fall will be an exciting time for the Company and we believe we are well positioned to capitalize on the momentum in the luxury sector."

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills and Chicago. In addition, the Company operates three regional full price stores, three CO-OP Barneys New York stores, eleven outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, an administrative and distribution center in Lyndhurst, New Jersey and has approximately 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain "forward looking statements" within the meaning of the federal securities laws. These statements include, among others, statements regarding the Company's expected business outlook, anticipated financial and operating results, the Company's business strategy and means to implement the strategy, the Company's objectives, the amount and timing of future store openings and capital expenditures, the likelihood of success in expanding the Company's business, financing plans, working capital needs and sources of liquidity. Forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the Securities and Exchange Commission.

                     Barneys New York, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations

                    (In thousands, except per share amounts)

                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                        JULY 31,      AUGUST 2,        JULY 31,     AUGUST 2,
                                                                          2004           2003            2004          2003
                                                                     ------------   ------------    ------------  ------------
Net sales                                                            $   101,964    $    88,707     $   214,806   $   180,092
Cost of sales                                                             53,110         48,164         115,307        98,761
                                                                     ------------   ------------    ------------  ------------

          Gross profit                                                    48,854         40,543          99,499        81,331

Expenses:

  Selling, general and administrative expenses
   (including occupancy costs)                                            40,816         36,975          83,025        74,693
  Depreciation and amortization                                            2,842          2,825           5,622         5,634
  Other income - net                                                      (1,284)        (1,229)         (3,302)       (3,277)
                                                                     ------------   ------------    ------------  ------------

          Operating income                                                 6,480          1,972          14,154         4,281

Interest and financing costs, net of interest income                       3,938          3,924           7,838         7,293
                                                                     ------------   ------------    ------------  ------------

          Income (loss) before income taxes                                2,542         (1,952)          6,316        (3,012)

Income taxes                                                               1,651            150           1,876           300
                                                                     ------------   ------------    ------------  ------------

          Net income (loss)                                          $       891    $    (2,102)    $     4,440   $    (3,312)
                                                                     ============   ============    ============  ============

Basic net income (loss) per share of common stock                    $      0.06         ($0.15)    $      0.31        ($0.23)
                                                                     ============   ============    ============  ============

Diluted net income (loss) per share of common stock                  $      0.06         ($0.15)    $      0.30        ($0.23)
                                                                     ============   ============    ============  ============

Weighted average number of shares of common stock outstanding:
          Basic                                                           14,126         14,103          14,119        14,103
                                                                     ============   ============    ============  ============

          Diluted                                                         15,033         14,103          14,747        14,103
                                                                     ============   ============    ============  ============


The following table reconciles Net income (loss) to EBITDA

Net income (loss)                                                    $       891    $    (2,102)    $     4,440   $    (3,312)
Interest and financing costs, net of interest income                       3,938          3,924           7,838         7,293
Income taxes                                                               1,651            150           1,876           300
Depreciation and amortization                                              2,842          2,825           5,622         5,634
                                                                     ------------   ------------    ------------  ------------
EBITDA                                                               $     9,322    $     4,797     $    19,776   $     9,915
                                                                     ============   ============    ============  ============


EBITDA for each period represents the sum of (a) the respective amounts of Net income (loss) set forth above for such period; plus (b) the respective amounts of Interest and Financing Costs, Net of Interest Income, Income Taxes and Depreciation and Amortization. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA is also a measure utilized in a covenant contained in our credit facility and in a covenant in the indenture governing our 9% senior secured notes that limits our ability to incur indebtedness. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.